Exhibit 2.1
STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made this 7th day of October, 2004, between Advanced Bio/Chem, Inc., a corporation organized and existing under the laws of the State of Nevada (“Purchaser”), and the holders (collectively, the “MCIG Shareholders”) of all of the issued and outstanding capital stock (the “Shares”) of EMC Packaging, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”).

R E C I T A L S:

WHEREAS, the MCIG Shareholders own all of the Shares; and

WHEREAS, Purchaser desires to purchase and the MCIG Shareholders desire to sell the Shares upon the terms and subject to the conditions of this Agreement, and subject to the performance by the parties hereto of their respective obligations under this Agreement;

NOW, THEREFORE, Purchaser and the MCIG Shareholders intending to be legally bound, agree as follows:

ARTICLE I - PURCHASE PRICE

1.1    Purchase Price of the Shares. On the terms and subject to the conditions of this Agreement, the MCIG Shareholders will, with all transfer taxes of any kind prepaid, convey, assign and transfer to Purchaser at the Closing (as defined below) the Shares, free and clear of all liens, charges, covenants, conditions, easements, limitations, servitudes, encroachments, security interests, adverse claims, pledges, encumbrances and demands whatsoever (collectively, “Encumbrances”). Purchaser will purchase the Shares for an aggregate purchase price and in the manner as set forth on Exhibit A attached hereto (the “Purchase Price”).

ARTICLE II - REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF
THE MCIG SHAREHOLDERS

The MCIG Shareholders represent and warrant to, and agree with, Purchaser as follows:

2.1    Organization and Standing. The Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Corporation has full power and authority to carry on its business as and where now conducted and to own or lease and operate its properties at and where now owned or leased and operated by it, and is duly qualified to do business and is in good standing in every jurisdiction in which the property owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification necessary.

2.2    Conflicts. The execution, delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the MCIG Shareholders: (i) do not now and will not, with the passage of time, the giving of notice or otherwise, result in a violation or breach of, or constitute a default under, any term or provision of any indenture, mortgage, deed of trust, lease, instrument, order, judgment, decree, rule, regulation, law, contract, agreement or any other restriction to which the MCIG Shareholders are a party or to which the MCIG Shareholders are subject or bound or to which the Corporation or any of its assets are subject or bound; (ii) will not result in the creation of any Encumbrance or other charge upon any assets of the Corporation; and (iii) will not result in any acceleration or termination of any loan or security interest agreement to which the Corporation is a party or to which the Corporation or any of its assets is subject or bound.

2.3    Capital Stock; Investments of the Corporation.

(a)    The Corporation is authorized to issue 10,000,000 shares of Common Stock of which 224 shares are issued and outstanding (the “Issued Shares”). All the Issued Shares are duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of preemptive or any other rights, including any rights under any federal or state securities laws, of any stockholder.

(b)    The Corporation has no direct or indirect equity, debt or other interest in any entity, corporate or otherwise, or any right, warrant or option to acquire any such interest.

2.4    Title to Shares. The MCIG Shareholders own all of the Shares of record and beneficially with good and marketable title thereto, free and clear of all Encumbrances.

2.5    Outstanding Options and Warrants. Except for the options listed on Schedule 2.5, there are no subscriptions, options, warrants, rights, puts, calls, commitments or agreements (respecting issuance, redemption, repurchase, voting or otherwise) relating to, nor any outstanding securities convertible into, any shares of capital stock or other equity interest of the Corporation, or into any such convertible securities, and the MCIG Shareholders have not agreed to issue, purchase, sell or transfer any of same, except as provided in this Agreement.

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2.6    Intellectual Property Matters.

(a)    The patents, trademarks, service marks, know-how, registered designs, design rights, rights in confidential information, business or trade names or copyrights (the “Intellectual Property Rights”) owned by the Corporation are valid and subsisting and have been duly registered in, filed in or issued by the United States Patent and Trademark Office or other corresponding applicable governmental agency or office. The Corporation is the sole and exclusive owner and is able to transfer such Intellectual Property Rights with full title guarantee. The Corporation does not use any of the Intellectual Property Rights owned by it, or used in its business or operations, by consent of any other party, and the same are free and clear of any Encumbrances or agreements (including licenses, sub-licenses and options). The Corporation is not obliged to grant any Encumbrances or enter into any agreement in respect of such Intellectual Property Rights.

(b)    There are no claims or demands of any other person, firm or corporation pertaining to any of the Intellectual Property Rights owned by the Corporation or used in its business or operations. No proceedings have been instituted, are pending or, to the knowledge of the MCIG Shareholders, are threatened or suspected which may challenge the right of the Corporation in respect of any of the Intellectual Property Rights owned by the Corporation or used in its business or operations. None of the Intellectual Property Rights owned by or used in the business of the Corporation is subject to any outstanding order, decree, judgment, stipulation or agreement restricting the scope of its use.

2.7    Compliance with Laws. The Corporation has complied with all laws, regulations, rules and orders of any governmental department or agency or any other commission, board, agency or instrumentality, federal, state or local, or other requirements of law affective its business and operations and is not in default under or in violation of any provisions of any federal, state, local or foreign law, regulation, rule or order.

2.8    Powers of Attorney. The Corporation has not given any power of attorney (irrevocable or otherwise) that is presently in effect to any person or entity for any purpose.

2.9    Licenses and Rights. The Corporation possesses all franchises, licenses, easements, permits and other authorizations from governmental or regulatory authorities and from all other persons or entities that are necessary to permit it to engage in its business as presently conducted in and at all locations and places where it is presently operating.

2.10    Material Misstatements or Omissions. No representations or warranties made by the MCIG Shareholders in this Agreement or in any document, statement, certificate, schedule, chart, list, letter, compilation or other document furnished or to be furnished to Purchaser or its counsel pursuant to this Agreement, or in connection with the transactions contemplated under this Agreement (collectively, the “Documents”), contain or will contain any untrue statement of a material fact, or omit or will omit to state a material fact necessary to make the statements of fact contained herein not misleading. All statements of fact made and data presented by the MCIG Shareholders in any Document are deemed to be representations and warranties made under this Agreement by the MCIG Shareholders.

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ARTICLE III - REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser warrants and represents to, and agrees with, the MCIG Shareholders as follows:

3.1    Organization, Good Standing and Qualification. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. The Purchaser is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.

3.2    Corporate Authorization; Validity of Agreement; Necessary Action. Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby have been duly and validly authorized by its Board of Directors, and no other corporate action or proceedings on the part of Purchaser are necessary to authorize the execution and delivery by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser, and, assuming this Agreement constitutes valid and binding obligations of the MCIG Shareholders, constitutes valid and binding obligations of Purchaser, enforceable against it in accordance with its terms.

3.3    Consents and Approvals; No Violations. Except as set forth on Schedule 3.3, neither the execution, delivery or performance of this Agreement by Purchaser nor the consummation by Purchaser of the transactions contemplated hereby and compliance by Purchaser with any of the provisions hereof will: (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws of Purchaser; (ii) require any filing with, or permit, authorization, consent or approval of, any governmental entity (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not have a material adverse effect on Purchaser or would not be reasonably likely to, materially impair the ability of Purchaser to consummate the transaction contemplated hereby); (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, lease, license, contract agreement or other instrument or obligation to which Purchaser is a party or by which it or any of its properties or assets may be subject or bound; or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser or any of properties or assets, except in the case of clauses (iii) and (iv) for violations, breaches or defaults which would not have a material adverse effect on Purchaser, or would not, or would not be reasonably likely to, materially impair the ability of Purchaser to consummate the transactions contemplated hereby.

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3.4    Capitalization and Voting Rights.

(a) The authorized capital of Purchaser consists, or will consist immediately prior to the Closing, of:

(i)    Preferred Stock. no shares are issued and outstanding.

(ii)    Common Stock. 50,000,000 shares of common stock, $.01 par value (“Purchaser Common Stock”), of which 20,622,750 shares are issued and outstanding.

(b)    The outstanding shares of Purchaser Common Stock and Purchaser Preferred Stock are all duly and validly authorized and issued, fully paid and nonassessable, and were issued in accordance with the provisions of the Securities Act of 1933, as amended, and any relevant state securities laws or pursuant to valid exemptions therefrom.

(c)    There are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or stockholder agreements or agreements of any kind for the purchase or acquisition from Purchaser of any of its securities. Purchaser is not a party or subject to any agreement or understanding, and, to Purchaser’s knowledge, there is no agreement or understanding between any persons and/or entities that affects or relates to the voting or giving of written consents with respect to any security or by a director of Purchaser.

ARTICLE IV - CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

The obligations of Purchaser under this Agreement, are, at its option, subject to satisfaction of the following conditions at or prior to the Closing Date (as defined below):

4.1    Representations True. The representations and warranties of the MCIG Shareholders contained in this Agreement are true, complete and accurate in all material respects on and as of the Closing Date to the same extent and with the same force and effect as if made on such date, except as affected by the transactions contemplated under this Agreement.

4.2    All Consents Obtained. All necessary approvals or consents required to be obtained by the MCIG Shareholders have been obtained from all local, state, federal and foreign departments and agencies, from all other commissions, boards, agencies and from any other person or entity whose approval or consent is necessary to consummate the transactions contemplated under this Agreement, including, without limitation, such consents as may be listed or required to be listed on Schedule 4.2.

4.3    Performance and Obligations. The MCIG Shareholders have duly performed all obligations, covenants and agreements undertaken by the MCIG Shareholders in this Agreement and has complied with all terms and conditions applicable to the MCIG Shareholders under this Agreement to be performed and complied with on or before the Closing Date.

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ARTICLE V - CONDITIONS PRECEDENT TO OBLIGATIONS OF THE MCIG SHAREHOLDERS

The obligations of the MCIG Shareholders under this Agreement are, at the option of the MCIG Shareholders, subject to satisfaction of the following conditions at or prior to the Closing Date:

5.1    Representations True. The representations and warranties of Purchaser contained in this Agreement are true, complete and accurate in all material respects on and as of the Closing Date to the same extent and with the same force and effect as if made on such date, except as affected by the transactions contemplated under this Agreement.

5.2    Receipt of Documents by the MCIG Shareholders. The MCIG Shareholders have received:

(a)    the Purchase Price described in Section 1.1.

ARTICLE VI - CLOSING

The closing of the transactions contemplated by this Agreement (the “Closing”) will take place on October 12, 2004 at 10:00 A.M. Eastern Standard Time, or on such other date mutually agreeable to the parties (the “Closing Date”). If the Closing has not taken place by such date by reason of failure of fulfillment of any condition or conditions contained in this Agreement then the non-fulfilling party may, by written notice to the other party, extend the Closing Date for a period of fourteen (14) days to permit fulfillment of such condition or conditions. Unless the parties otherwise agree in writing, if the Closing has not occurred prior to November 1, 2004, then this Agreement will be deemed to have been terminated and abandoned, subject to the legal rights and remedies of either party arising out of the other party’s breach of any of the provisions of this Agreement. The parties will in good faith use all reasonable efforts to achieve the Closing.

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ARTICLE VII - TERMINATION OF AGREEMENT

This Agreement and the transactions contemplated under it may be terminated and abandoned at any time prior to the Closing Date (unless otherwise specified below):

(a)    by mutual consent in writing of Purchaser and the MCIG Shareholders;

(b)    by Purchaser if there has been a material misrepresentation or breach of warranty in the representation and warranties of the MCIG Shareholders made under this Agreement;

(c)    by Purchaser if all or a material portion of the Corporation’s assets have been materially damaged or destroyed before the Closing;

(d)    by Purchaser, if any of the conditions contained in Article 4, or by the MCIG Shareholders, if any of the conditions contained in Article 5, respectively, have not been fulfilled in all respects in each case at or prior to the Closing Date.

Any termination pursuant to this Article VII will not affect the obligations of the parties under Article XI or Section 15.4 below, and will be without prejudice to the terminating party’s legal rights and remedies by reason of any breach of this Agreement occurring prior to such termination. Notwithstanding anything in this Agreement to the contrary, if, on the Closing Date, Purchaser: (i) has complied with all of the conditions to Closing contained in Article 5; (ii) has notified the MCIG Shareholders of its intention to consummate the transactions contemplated under this Agreement; and (iii) is ready and able to pay to the MCIG Shareholders the Purchase Price and furnishes evidence to that effect to the MCIG Shareholders, and if the Closing does not then occur due to the refusal of the MCIG Shareholders to so consummate the transactions contemplated under this Agreement, Purchaser will be entitled to specifically enforce the terms of this Agreement in a court of competent jurisdiction, it being acknowledged that monetary damages due Purchaser in such case cannot be adequately determined at law.

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ARTICLE VIII - SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION; DISPUTES

8.1    Survival of Representations and Warranties. Notwithstanding the Closing of the transactions contemplated under this Agreement, or any investigation made by or on behalf of the MCIG Shareholders or Purchaser, the representations and warranties of the MCIG Shareholders and Purchaser contained in this Agreement or in any certificate, schedule, chart, list, letter, compilation or other document furnished or to be furnished pursuant to this Agreement, will survive the Closing and continue in full force and effect for a period of two (2) years from the Closing Date, except that: (i) the representations and warranties of the MCIG Shareholders contained in Section 2.7 with respect to compliance with laws will survive for so long as any applicable statute of limitations has not expired, been suspended or been waived or extended and for six (6) months thereafter; and (ii) the representations and warranties of the MCIG Shareholders contained in Section 2.4 with respect to title to the Shares will survive forever. However, as to any breach of, or misstatement in, any such representation or warranty as to which Purchaser has given notice to the MCIG Shareholders on or prior to the expiration of the applicable period, as above set forth, the same will continue to survive beyond said period, but only as to the matters contained in such notice.

8.2    The MCIG Shareholders’ Indemnification. The MCIG Shareholders will indemnify and save harmless Purchaser and its subsidiaries, stockholders, directors, officers, employees and agents from any and all costs, expenses, losses, damages and liabilities incurred or suffered, directly or indirectly, by any of them (including, without limitation, reasonable legal fees and expenses) resulting from or attributable to: (a) the breach of, or misstatement in, any one or more of the representations or warranties of the MCIG Shareholders made in or pursuant to this Agreement; (b) any claims, demands, suits, investigations, proceedings or actions by any third party containing or relating to allegations that, if true, would constitute a breach of, or misstatement in, any one or more of the representations or warranties of the MCIG Shareholders made in or pursuant to this Agreement.

8.3    Purchaser’s Indemnification. Purchaser covenants and agrees to indemnify and save harmless the MCIG Shareholders from any and all costs, expenses, losses, damages and liabilities incurred or suffered by the MCIG Shareholders (including reasonable legal fees and costs) resulting from or attributable to the breach of, or misstatement in, any one or more of the representations or warranties of Purchaser made in or pursuant to this Agreement.

ARTICLE IX - CONDUCT PRIOR TO CLOSING DATE

9.1    Continuation of Business. Until the Closing Date, the MCIG Shareholders will cause the Corporation to continue to conduct its business in the ordinary and usual course consistent with past practice, and, without limiting the generality of this undertaking, the MCIG Shareholders will not, and will cause the Corporation not to, do or suffer to be done any of the following, whether or not in the ordinary and usual course, without the prior written consent of Purchaser:

(a)    Borrow any money, except for working capital purposes in the ordinary course of business consistent with past practices;

(b)    Encumber any assets;

(c)    Declare or pay any dividend or declare or make any other distribution to shareholders;

(d)    Purchase or redeem any shares, notes or other securities;

(e)    Increase the rate or amount of compensation or the amount or type of other remuneration to any of its directors, officers, employees, agents or other representatives, or agree to do so;

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(f)    Negotiate with anyone other than Purchaser for, or participate with anyone other than Purchaser in, the acquisition of the Shares or other capital interest in the Corporation;

(g)    Amend, or permit to be amended, in any way, its Certificate of Incorporation or Bylaws or merge or consolidate with any other corporation or other entity or change the character of its business; or

(h)    Make any material change in accounting methods.

9.2    Preservation of Business. The MCIG Shareholders will cause the Corporation to use its best efforts to: (i) preserve intact its present business organization and personnel; (ii) preserve its business, actual and potential, and its advantageous relationships with all persons having business dealings with it; (iii) preserve and maintain in force all its licenses, certificates, leases, contracts, permits, registrations, franchises, confidential information, patents, trademarks, trade names, service marks and copyrights, and applications for any of the same, and other similar rights; and (iv) maintain in force all property, casualty, crime life, directors, officers and other forms of insurance and bonds which it presently carries.

9.3    Consents and Approvals. The MCIG Shareholders will use all reasonable efforts to obtain all necessary consents and approvals of all persons, firms, entities and governmental authorities to the consummation of the transactions contemplated by this Agreement.

ARTICLE X - ASSIGNMENT, THIRD PARTIES, BINDING EFFECT

The rights under this Agreement are not assignable nor are the duties delegable by a party without the written consent of the other party first having been obtained, and any attempted assignment or delegation without such consent will be null and void. Nothing contained in this Agreement is intended to convey upon any person or entity, other than the parties hereto and their successors in interest and permitted assigns, any rights or remedies under or by reason of this Agreement unless expressly stated. All covenants, agreements, representations and warranties of the parties contained in this Agreement are binding on and will inure to the benefit of Purchaser, on the one hand and the MCIG Shareholders, on the other, and their respective successors and permitted assigns.

ARTICLE XI - EXPENSES

Purchaser, on the one hand, and the MCIG Shareholders, on the other, will bear their own respective expenses, including, without limitation, counsel and accountants’ fees, in connection with the preparation and negotiation of, and transactions contemplated under, this Agreement.

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ARTICLE XII - NOTICES

All notices, requests, demands and other communications under this Agreement must be in writing and will be deemed duly given, unless otherwise expressly indicated to the contrary in this Agreement: (i) when personally delivered; (ii) upon receipt of a telephonic facsimile transmission with a confirmed telephonic transmission answer back; (iii) three (3) days after having been deposited in the United States mail, certified or registered, return receipt requested, postage prepaid; or (iv) one (1) business day after having been dispatched by a nationally recognized overnight courier service, addressed to the parties or their permitted assigns at the following addresses (or at such other address or number as is given in writing by either party to the other) as follows:

To Purchaser:

With a copy to:
Margulies & Levinson LLP
30100 Chagrin Blvd., Suite 250
Cleveland, Ohio 44124
Telephone: (216) 514-5999
Attention: James W. Margulies, Esq.

To the Corporation

With a copy to:

To any of the MCIG
Shareholders:            To the address of such person as set forth on Exhibit A

ARTICLE XIII - REMEDIES NOT EXCLUSIVE

No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy will be cumulative and will be in addition to every remedy given under this Agreement or now or subsequently existing, at law or in equity, by statute or otherwise. The election of any one or more remedies by Purchaser or the MCIG Shareholders will not constitute a waiver of the right to pursue other available remedies.

ARTICLE XIV - TAX MATTERS

14.1    Cooperation in Tax Matters. Purchaser and the MCIG Shareholders will cooperate fully as and to the extent reasonably requested by any of the other above-named parties, in connection with the filing of Tax Returns pursuant to this Article XIV and any audit, litigation or other proceeding with respect to Taxes. Such cooperation will include the retention and (upon request of any of the above-named parties) the provision of records and information which are reasonably relevant to any such Tax Return, audit, litigation or other proceeding and

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making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The MCIG Shareholders agree to cause the Corporation to retain all books and records with respect to Tax matters pertinent to the Corporation relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (including any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority. Within thirty (30) days after the Closing Date, the MCIG Shareholders will provide Purchaser with a schedule of all tax elections made by the Corporation which will affect the Taxes of Purchaser of the Corporation for all taxable years which end on or after the Closing Date; provided, however, that any elections made with respect to the Corporation’s 2002 Tax Returns will be provided upon filing of documents with the taxing authorities. So long as taxable periods of, or related to, the Corporation ending on or before the Closing Date remain open, Purchaser will, and will cause the Corporation to, promptly notify the MCIG Shareholders in writing of any pending or threatened Tax audits or assessments for which the MCIG Shareholders have or may have liability. The MCIG Shareholders will promptly notify Purchaser and the Corporation in writing of any written or other notification received by the MCIG Shareholders from the Internal Revenue Service or any other taxing authority of any proposed adjustment raised in connection with a Tax audit, examination, proceeding or determination of a taxable period of the Corporation, ending on or before the Closing Date.

14.2    Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement, will be paid by the MCIG Shareholders when due, and the MCIG Shareholders will, at its own expense, file any necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Purchaser will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

ARTICLE XV - MISCELLANEOUS

15.1    Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same document.

15.2    Captions and Section Headings. Captions and section headings are for convenience only, are not a part of this Agreement and may not be used in construing it.

15.3    Waivers. Any failure by any of the parties to comply with any of the obligations, agreements or conditions set forth in this Agreement may be waived by the other party or parties, but any such waiver will not be deemed a waiver of any other obligation, agreement or condition contained herein.

15.4    Right of Inspection. From and after the date of this Agreement to the Closing Date, the MCIG Shareholders will give to Purchaser and its counsel, accountants and other representatives, full access during normal business hours to the offices, properties, agreements,

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records and affairs of the Corporation, and will furnish copies of all Contracts and other instruments as Purchaser or its counsel may reasonably request. Such investigation will not affect the warranties and representations of the MCIG Shareholders under this Agreement. All such information will be treated confidentially and will be used only for the purposes intended. If the transactions contemplated under this Agreement do not take place, all documents and other property of the MCIG Shareholders will be returned and all disclosures and information given to Purchaser as contemplated under this Agreement will be treated as confidential and not disclosed to others unless disclosed publicly by the MCIG Shareholders or other third parties without fault on the part of Purchaser, or unless otherwise required by law.

15.5    Amendments, Supplements or Modifications. Each of the parties agrees to cooperate in the effectuation of the transactions contemplated under this Agreement and to execute any and all additional documents and to take such additional action as is reasonably necessary or appropriate for such purposes.

15.6    Entire Agreement. This Agreement, including any certificate, schedule, exhibit or other document delivered pursuant to its terms, constitutes the entire agreement between the parties. There are no verbal agreements, representations, warranties, undertakings or agreements between the parties, and this Agreement may not be amended or modified in any respect, except by a written instrument signed by the parties to this Agreement.

15.7    Governing Laws. This Agreement is to be governed by and construed in accordance with the internal laws of the State of Delaware.

15.8    Knowledge. All references to “knowledge” of a party, or “known to” a party means the actual knowledge of a party after reasonable investigation and due diligence. Actual knowledge of any officer, director or supervisory employee will be imparted to, and deemed to be actual knowledge of, that party.

15.9    Press Release. Prior to the Closing, neither party will issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated under this Agreement without the prior consent of the other party first obtained; provided, however, that nothing in this Agreement will prohibit either party from issuing or causing publication of any press release or public announcement to the extent that such party determines, on advice of counsel, that such action is required by law, in which case the party making such determination will, if practicable under the circumstances, use reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of its issuance.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.

ADVANCED BIO/CHEM, INC.

By:

By:     /s/ John Mazzuto
Name:   John Mazzuto, Chief Financial
Its:    Officer, Vice Chairman of the Board and Assistant Secretary

“PURCHASER”

/s/ Martin E. Weisberg

/s/ Ilene Engelberg

/s/ Caroline Costante

/s/ George Cannan

            /s/ Stacy Cannan

Jay 3 Corporation
By: John M. Sergey
John M. Sergey
Managing Partner

“MCIG SHAREHOLDERS”

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